      IMPAX PROVIDES FURTHER UPDATE OF PROGRESS IN FILING 10-K AND 10-Q AND
                              ESTIMATES OF RESULTS

         HAYWARD California, August 3, 2005 (BUSINESS WIRE). Impax Laboratories, Inc. (NASDAQ:IPXLE) today provided additional information concerning its progress in filing its annual report on Form 10-K for the year ended December 31, 2004 and its quarterly reports on Form 10-Q for the three months ended March 31, 2005 and the three and six months ended June 30, 2005 and estimated results for these periods. IMPAX previously disclosed that the uncertainty with respect to its financial statements for these periods relates exclusively to the determination of the appropriate periods in which to recognize revenues from sales of products covered by its strategic alliance agreement with a subsidiary of Teva Pharmaceutical Industries Ltd., and that the Company has sought the advice of the Office of the Chief Accountant of the Securities and Exchange Commission ("OCA") in the expectation that OCA's response will enable the Company to complete its financial statements and file the two delayed reports and its second quarter report for 2005.

         In March 2005, IMPAX and Teva agreed upon the net sales and margin amounts allocable to IMPAX from Teva's 2004 sales under the agreement and have further agreed not to make any adjustments to those amounts. The Company's request to OCA includes discussion of a proposed new revenue-recognition policy with respect to these revenues and several alternatives that the Company has considered. The Company's independent auditors have advised the Company that they have not yet concluded whether they agree with the proposed policy, and it is possible that advice received from OCA or the Company's auditors will result in adoption of a revenue-recognition policy different from those the Company has considered to date. Whatever policy is ultimately adopted, however, will have no effect upon the Company's liquidity or cash position.

         If the Company were to make no change in its revenue-recognition policy it would expect to report revenues and net income of approximately $124.7 million and $0.8 million, respectively, for the year ended December 31, 2004, revenues and net income of approximately $39.6 million and $6.1 million, respectively, for the three months ended March 31, 2005, and revenues of $38.5 million and $76.8 million and net income of $3.9 million and $10.0 million for the three and six months ended June 30, 2005, respectively. Net income for the three- and six-month periods ended June 30, 2005 includes the write-off of approximately $3.8 million of previously deferred financing costs associated with the Company's $95 million 1.25% Convertible Senior Subordinated Debentures due 2024, which were repaid on June 27, 2005.

         Attached to this release are (1) a table summarizing the estimated revenues, gross profits and net income for the periods indicated if the Company were to make no change in its revenue-recognition policy and (2) a table showing the percentage contributions of the principal sales channels to those estimated revenues.

         If the Company changes to the revenue-recognition policy proposed in its request to OCA, the expected year-end results would change to revenues and net income of approximately $138.6 million and $0.8 million, respectively, the expected first-quarter results would change to revenues and net income of approximately $35.6 million and $6.1 million, respectively, and the expected second-quarter results would change to revenues and net income of approximately $35.6 million and $3.9 million, respectively. One of the alternative policies the Company considered and rejected would defer recognition of all 2004 revenues relating to products subject to the Teva agreement to the first quarter of 2005. If the Company were to adopt this alternative it would expect to report revenues of approximately $83.2 million and net loss of $23.3 million, respectively, for the year ended December 31, 2004 and revenues and net income of approximately $81.1 million and $30.3 million, respectively, for the three months ended March 31, 2005.

         Adoption of any of the new revenue-recognition policies proposed or considered would require restatement of IMPAX's previously reported results for the first three quarters of 2004. The following table presents IMPAX's revenues and net income for each of those quarters as most recently reported, together with the restated results IMPAX expects to report (1) if it adopts the policy proposed in its request to OCA and (2) if it adopts the alternative deferring all revenue to the first quarter of 2005.

                                                              POLICY USED
                                                               THROUGHOUT  PROPOSED  DEFERRAL
                                                                  2004      POLICY    POLICY
                                                                  ----      ------    ------
                                                                       (in thousands)
                           2004 Q1:
                           Revenues ...................         $34,500   $40,500   $15,000
                           Net Income (loss) ..........           5,200     5,200    (8,000)


                           2004 Q2:
                           Revenues ...................          30,600    35,800    22,800
                           Net Income (loss) ..........             300       300    (4,100)


                           2004 Q3:
                           Revenues ...................          30,700    36,200    19,800
                           Net Income (loss) ..........             700       700    (6,300)

                           2004 Q4:
                           Revenues ...................          28,900    26,100    25,600
                           Net Income (loss) ..........          (5,400)   (5,400)   (4,900)

                           2005 Q1
                           Revenues ...................          39,600    35,600    81,100
                           Net Income (loss) ..........           6,100     6,100    30,300

                           2005 Q2
                           Revenues ...................          38,500    35,600    35,600
                           Net Income (loss) ..........           3,900     3,900     3,900

         Through the first half of 2005 R & D expenses were approximately $3 million for the Company's branded products and $9 million for its generic products. The Company expects to continue to invest in research and development and expects to spend an additional $7-$8 million for branded products and $15-$16 million for its generic products in the second half of 2005.

         Additionally, through the first half of 2005, the Company invested $7.1 million in capital projects and expects to spend an additional $12-$14 million during the second half of 2005, primarily on plant capacity and research laboratory expansion.

         The Company also reported that its available cash and investments at June 30, 2005 was approximately $50 million after repayment of the $95 million of debentures described above and approximately $7 million in borrowings under its senior bank facilities.

         Common shares outstanding totaled 58,959,328 at June 30, 2005 and there were approximately 62.2 million average shares outstanding on a fully diluted basis for the three months ended June 30, 2005.

         The foregoing estimates and the information included in the attached tables have not been audited or reviewed by the Company's auditors and are subject to change based upon advice received from OCA and the Company's auditors as to the appropriate accounting policy to be used and the results of the auditors' reviews and audit. The estimates also do not reflect other accounting changes that could result from such advice, review and audit.

         IMPAX Laboratories, Inc. is a technology-based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. IMPAX markets generic products through its Global Pharmaceuticals division and intends to market its brand products through the IMPAX Pharmaceuticals division. Additionally, where strategically appropriate, IMPAX has developed marketing partnerships to fully leverage its technology platform. IMPAX Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward and Philadelphia facilities. For more information, please visit the Company Web site at: www.impaxlabs.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

         To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Impax's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, possible adverse effects resulting from Impax's delay in filing its 2004 Form 10-K and first-quarter 2005 Form 10-Q, possible delisting from the NASDAQ National Market, Impax's ability to obtain sufficient capital to fund its operations, the difficulty of predicting FDA filings and approvals, consumer acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, Impax's ability to successfully develop and commercialize pharmaceutical products, Impax's reliance on key strategic alliances, the uncertainty of patent litigation, the availability of raw materials, the regulatory environment, dependence on patent and other protection for innovative products, exposure to product liability claims, fluctuations in operating results and other risks detailed from time to time in Impax's filings with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and Impax undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

--------------------------------------------------------------------------------
                   Estimated Revenues, Gross Profit and Income
                    For the Four Quarters Ended June 30, 2005



(Unaudited)                            Three Months Ended
                                ----------------------------------
                                Sep-04   Dec-04   Mar-05    Jun-05

Total revenues                  30,700   28,900   39,600    38,500

Gross profit                    13,100    9,200   20,300    20,600

Net income                         700   (5,400)   6,100     3,900

The foregoing amounts are estimates and subject to change. They have been compiled based on the accounting method in place for 2004.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                      Estimated Revenues by Market Channel
                    For the Four Quarters Ended June 30, 2005



(Unaudited)                            Three Months Ended
                                ----------------------------------
                                Sep-04   Dec-04   Mar-05    Jun-05

Global                             48%      76%      52%       69%
Rx partners                        35%      12%      38%       27%
OTC                                16%      10%       8%        2%
                                ----------------------------------
Net sales                          99%      97%      98%       99%
Other revenue                       1%       3%       2%        1%
                                ----------------------------------
Total revenues                    100%     100%     100%      100%
--------------------------------------------------------------------------------